  EXHIBIT 4.1

TGS INTERNATIONAL LTD.
Number of Shares		REGISTERED HOLDER	TRANSFER FROM Allotment	CERTIFICATE RECEIVED: Date: ________________________ _______________________________ Signature
Certificate No.
Class:	Common
Par Value	$0.0001
Date of Issue

TGS INTERNATIONAL LTD. A NEVADA CORPORATION
[Cert. No.]	Common	$0.0001	[DATE]
TRANSFER OF THESE SHARES IS RESTRICTED
TGS INTERNATIONAL LTD.
	THIS CERTIFIES THAT:

is the registered holder of the number of common stock with par value as described hereon transferrable only on the books of the Corporation by the holder of this certificate in person, or by authorized agent, upon surrender of this certificate properly endorsed.

	See reverse for restrictions	IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by a duly authorized Officers. _________________________ President
		_________________________ Secretary